EXHIBIT 1

[LOGO] Banco Comercial Portugues


For immediate release                                              April 2, 2002

                              PAYMENT OF DIVIDENDS
                                    YEAR 2001

(Lisbon, April 2, 2002)- Banco Comercial Portugues (BCP; NYSE: BPC;LSE: BCG) has announced that the 2001 dividend in the gross amount of 0.15 euro per share approved at the shareholders meeting held on March 18,2002 will be payable on April 15, 2002 to the holders of record of BCP shares on April 12, 2002.

       ------------------------------------------------------------------
                                   Residents               Non-Residents
       ------------------------------------------------------------------
       Gross Dividend            (euro) 0.15                (euro) 0.15
       Income tax                (euro) 0.0225              (euro) 0.0375
       Inheritance tax           (euro) 0.0075              (euro) 0.0075
       Net Dividend              (euro) 0.12                (euro) 0.105
       ------------------------------------------------------------------


The shares will start trading ex-dividend from April 10,2002. Therefore, shares bought until April 9, 2002, inclusive, will be entitled to the 2001 dividend.

Banco Comercial Portugues, S.A.
End of announcement